Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Patriot National Bancorp, Inc. of our report dated April 15, 2025, relating to the consolidated financial statements of Patriot National Bancorp, Inc., appearing in the Annual Report on Form 10-K of Patriot National Bancorp, Inc. for the year ended December 31, 2024.

/s/ RSM US LLP

Hartford, Connecticut

July 10, 2025